EXHIBIT 4.8
                                BARNES GROUP INC,




                                 NOTE AGREEMENT




                         Dated as of September 16, 1991



                                   $40,000,000

                           9.47% SENIOR NOTES DUE 2001

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                                TABLE OF CONTENTS

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                                                                            PAGE
                                                                            ----
SECTION 1. PURCHASE AND SALE OF NOTES ....................................     1
      1.1  Issue of Notes ................................................     1
      1.2  The Closing ...................................................     2
      1.3  Purchase for Investment .......................................     2
      1.4  Failure to Deliver ............................................     2
      1.5  Expenses; Issue Taxes .........................................     2
      1.6  Other Agreements ..............................................     3

SECTION 2. WARRANTIES AND REPRESENTATIONS ................................     4
      2.1  Subsidiaries ..................................................     4
      2.2  Corporate Organization and Authority ..........................     4
      2.3  Business, Property, Indebtedness and Liens ....................     5
      2.4  Financial Statements ..........................................     5
      2.5  Full Disclosure ...............................................     6
      2.6  Pending Litigation; Compliance with Law .......................     6
      2.7  Title to Properties ...........................................     6
      2.8  Patents and Trademarks ........................................     7
      2.9  Sale is Legal and Authorized ..................................     7
      2.10 No Defaults ...................................................     7
      2.11 Governmental Consent ..........................................     8
      2.12 Taxes .........................................................     8
      2.13 Use of Proceeds ...............................................     8
      2.14 Private Offering ..............................................     9
      2.15 ERISA .........................................................     9

SECTION 3. CLOSING CONDITIONS ............................................    10
      3.1  Opinions of Counsel ...........................................    10
      3.2  Warranties and Representations True as of Closing Date ........    10
      3.3  Compliance with this Agreement ................................    10
      3.4  Officers' Certificate .........................................    10
      3.5  Proceedings Satisfactory ......................................    11
      3.6  Sales Under Other Agreements ..................................    11
      3.7  Private Placement Number ......................................    11
      3.8  Legal Investment ..............................................    11

SECTION 4. DIRECT PAYMENT ................................................    11

SECTION 5. PREPAYMENTS ...................................................    11
      5.1  Required Prepayments ..........................................    11
      5.2  Option to Prepay ..............................................    12
      5.3  Notice of Optional Prepayment .................................    12
      5.4  Partial Payment Pro Rata ......................................    13

SECTION 6. REGISTRATION; SUBSTITUTION OF NOTES ...........................    13
      6.1  Registration of Notes .........................................    13
      6.2  Exchange of Notes .............................................    13
      6.3  Replacement of Notes ..........................................    13

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                                      -ii-




SECTION 7. COMPANY BUSINESS COVENANTS ....................................    14
      7.1  Payment of Taxes and Claims ...................................    14
      7.2  Maintenance of Properties and Corporate Existence .............    15
      7.3  Maintenance of Office .........................................    16
      7.4  Sale of Assets or Merger ......................................    16
      7.5  Leases ........................................................    17
      7.6  Liens and Encumbrances ........................................    17
      7.7  Indebtedness ..................................................    19
      7.8  Net Worth .....................................................    19
      7.9  ERISA Compliance ..............................................    20
      7.10 Transactions with Affiliates ..................................    20
      7.11 Tax Consolidation .............................................    20
      7.12 Acquisition of Notes ..........................................    20
      7.13 Lines of Business .............................................    21

SECTION 8. INFORMATION AS TO COMPANY .....................................    21
      8.1  Financial and Business Information ............................    21
      8.2  Officers' Certificates ........................................    24
      8.3  Accountants' Certificates .....................................    24
      8.4  Inspection ....................................................    25

SECTION 9. EVENTS OF DEFAULT .............................................    25
      9.1  Nature of Events ..............................................    25
      9.2  Default Remedies ..............................................    27
      9.3  Annulment of Acceleration of Notes ............................    27

SECTION 10. INTERPRETATION OF THIS AGREEMENT .............................    28
      10.1 Terms Defined .................................................    28
      10.2 Accounting Principles .........................................    32
      10.3 Directly or Indirectly ........................................    32
      10.4 Governing Law .................................................    32

SECTION 11. MISCELLANEOUS ................................................    33
      11.1 Notices .......................................................    33
      11.2 Reproduction of Documents .....................................    33
      11.3 Survival ......................................................    33
      11.4 Successors and Assigns ........................................    34
      11.5 Amendment and Waiver ..........................................    34
      11.6 Duplicate Originals ...........................................    35

Exhibit  A  --  Principal Amounts, Payment Information and Addresses

Exhibit  B  --  Form of 9.47% Senior Note Due September 15, 2001

Exhibit  C  --  List of Subsidiaries, Affiliates, Debt and Liens

Exhibit  D  --  Description of Company Counsel's Closing Opinion

Exhibit  E  --  Description of Special Counsel's Closing Opinion

Exhibit  F  --  Certain Documents Furnished to Purchasers

Schedule I  --  Schedule of Leases

                                BARNES GROUP INC.
                                 123 MAIN STREET
                           BRISTOL, CONNECTICUT 06010



                                 NOTE AGREEMENT

                                   $40,000,000

                   9.47% Senior Notes due September 16, 2001




The Travelers Insurance Company
One Tower Square
Hartford, Connecticut 06115
Attn: Securities Department - Capital
      Finance Division, 9PB


                                                        As of September 16, 1991

Dear Sirs:

                  Barnes Group Inc. (the "Company"), a Delaware corporation, hereby agrees with you as follows:

SECTION 1. PURCHASE AND SALE OF NOTES

1.1 Issue of Notes.

                  The Company will issue $40,000,000 in aggregate principal amount of its 9.47% Senior Notes due September 16, 2001 (herein called the "Notes"). Each Note will bear interest on the unpaid principal balance thereof from the date of the Note at the rate of 9.47% per annum, payable semi-annually on the sixteenth day of March and the sixteenth day of September in each year, commencing with the payment date next succeeding the date of the Note, until the principal amount shall be due and payable, and will bear interest, payable on demand, on any overdue payment (including any overdue prepayment) of principal or premium and (to the extent permitted by law) on any overdue payment of interest at a fluctuating rate per annum, to be adjusted daily, equal to the greater of (a) the rate announced publicly by Citibank, N.A. in New York, New York from time to time as its prime rate and (b) 11.47% per annum (but in no event higher than the maximum rate permitted by law); and will mature on September 16, 2001. The Notes will be registered notes in the form set out in Exhibit B.

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                                       -2-




1.2 The Closing.

                  The Company agrees to sell to you and you agree to purchase from the Company, in accordance with the provisions of this Agreement, the principal amount of the Notes set forth opposite your name on Exhibit A hereto at 100% of the principal amount thereof.

                  The closing of your purchase shall be held at 9:00 a.m. on September 16, 1991 ("Closing Date") at the office of Day, Berry & Howard, CityPlace I, 25th Floor, Hartford, Connecticut 06103-3499. At the closing the Company will deliver to you, unless you otherwise request, a single Note in the principal amount of your purchase, dated the Closing Date and payable to you, or your nominee, as set forth in Exhibit A, against payment in immediately available funds.

1.3 Purchase for Investment.

                  You represent to the Company that you are purchasing the Notes for investment for your own account and the account of your affiliated entities and with no present intention of distributing or reselling the Notes or any part thereof to anyone other than an affiliated entity, but without prejudice, however, to your right at all times to sell or otherwise dispose of all or any part of the Notes under a registration under the Securities Act of 1933, as amended, or under a registration exemption available under that Act. It is understood that, in making the representations set out in Sections 2.9 and 2.11, the Company is relying, to the extent applicable, upon your representation as aforesaid.

1.4 Failure to Deliver.

                  If, at the closing, the Company fails to tender to you the Notes to be purchased by you or if the conditions specified in Section 3 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Nothing in this Section shall operate to relieve the Company from any of its obligations hereunder or to waive any of your rights against the Company.

1.5 Expenses; Issue Taxes.

                  Whether or not the Notes are sold, the Company will pay all expenses relating to this Agreement, including but not limited to:

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                                       -3-




                  (a)      the cost of reproducing this Agreement and the Notes;

                  (b) the reasonable fees and disbursements of your special counsel;

                  (c)      your out-of-pocket expenses;

                  (d) the cost of delivering to or from your home office, insured to your satisfaction, the Notes purchased by you at the closing, any Note surrendered by you to the Company pursuant to this Agreement and any Note issued to you in substitution or replacement for a surrendered Note;

                  (e) the cost of obtaining the Private Placement Number referred to in Section 3.7;

                  (f) all expenses, including attorneys' fees, relating to any amendments or waivers pursuant to the provisions hereof; and

                  (g) all costs and expenses, including attorneys' fees, incurred by the holder of any Note in enforcing any rights under this Agreement or the Notes or in responding to any subpoena or other legal process issued in connection with this Agreement or the transactions contemplated hereby, including without limitation, costs and expenses incurred in any bankruptcy case.

                  The Company will pay all taxes in connection with the issuance and sale of the Notes and in connection with any modification of the Notes and will save you harmless against any and all liabilities with respect to such taxes. The obligations of the Company under this Section 1.5 shall survive the payment of the Notes and the termination of this Agreement.

1.6 Other Agreements.

                  Simultaneously herewith the Company is executing separate agreements (the "Other Agreements") with the other purchasers named in Exhibit A (the "Other Purchasers") similar in all respects hereto, under which each of the Other Purchasers agrees to purchase from the Company Notes in the principal amount set forth opposite its name on Exhibit A and makes the same representations to the Company as you have made in Section 1.3. The purchase made by each purchaser is to be a separate purchase from the Company, and each sale and delivery of Notes to each

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                                       -4-




purchaser is to be a separate sale and delivery by the Company to such purchaser.

SECTION 2. WARRANTIES AND REPRESENTATIONS

                  The Company warrants and represents to you that:

2.1 Subsidiaries.

                  Exhibit C to this Agreement correctly identifies (i) each of the Company's active Subsidiaries (indicating which Subsidiaries are Domestic Subsidiaries), its Jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and each other Subsidiary and (ii) each of the Company's Affiliates (other than Subsidiaries) which is a corporation or partnership or which is a holder of 5% or more of the Voting Stock of the Company and the nature of the affiliation. The Company and each Subsidiary is the legal and beneficial owner of all of the shares of Voting Stock it purports to own of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

2.2 Corporate Organization and Authority.

                  The Company, and each Subsidiary,

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation,

                  (b) has all requisite power and authority and all necessary licenses, permits, franchises and other governmental authorizations to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, and

                  (c) has duly qualified and is authorized to do business and in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the Company's or Subsidiary's business or financial position.

2.3 Business, Property, Indebtedness and Liens.

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 filed by the Company with the Securities and Exchange Commission and previously delivered to you correctly describes the general nature of the business and principal Properties of the Company and its Subsidiaries.

                  (b) Exhibit C correctly lists all outstanding Indebtedness for borrowed money (including all Capitalized Leases) of, and all Liens (other than those (x) permitted by clauses (i) - (v) of Section 7.6(a) and (y) those on Property which individually does not have a fair market value in excess of $500,000 and which, when aggregated with other Property subject to Liens not included pursuant to this clause (y), does not have a fair market value in excess of $2,000,000) on Property of, the Company and its Subsidiaries. Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 7.6(a).

2.4 Financial Statements.

                  (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31 in the years 1986, 1987, 1988, 1989, and 1990 and the related statements of income, retained earnings and changes in financial position or cash flows for the fiscal years ended on such dates, all accompanied by reports thereon containing opinions without qualification, except as therein noted, by Ernst & Young (or its predecessor, Arthur Young & Company), independent certified public accountants, and the consolidated balance sheets of the Company and its Consolidated Subsidiaries as of June 30, 1991 and the related statements of income, retained earnings and cash flows for the 6-month period then ended, certified by the Company's chief financial officer or chief accounting officer, have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial position of the Company and its Consolidated Subsidiaries as of such dates and the results of their operations for such periods.

                  (b) Since December 31, 1990 there have been no materially adverse changes in the Properties, business, prospects, profits or financial condition of the Company or the Company and its Subsidiaries taken as a whole.

2.5 Full Disclosure.

                  The financial statements referred to in Section 2.4 do not, nor does this Agreement or the Private Placement Memorandum contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. The descriptions set forth in Exhibit F of certain other written materials which may have been furnished to you by the Company is correct. There is no agreement, restriction or other factual matter which the Company has not disclosed to you in writing which so far as the Company can now reasonably foresee, will have a material adverse impact on the longterm financial condition or prospects of the Company and its Subsidiaries or the ability of the Company to perform this Agreement.

2.6 Pending Litigation; Compliance with Law.

                  There are no proceedings or investigations pending, or to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary in or before any court, governmental authority or agency or arbitration board or tribunal which, so far as the Company can now reasonably foresee, individually or in the aggregate, will have a material adverse impact on the longterm financial condition or prospects of the Company and its Subsidiaries, or would impair the ability of the Company to perform this Agreement. Neither the Company nor any Subsidiary is in default with respect to any order of any court, governmental authority or agency or arbitration board or tribunal or in violation of any laws or governmental rules or regulations where, so far as the Company can now reasonably foresee, such default or violation will have a material adverse impact on the longterm financial condition or prospects of the Company and its Subsidiaries, or the ability of the Company to perform this Agreement.

2.7 Title to Properties.

                  Except where the failure to possess good and marketable title in fee simple or good title, as the case may be, would not have a material adverse impact on the Company or on the Company and its Subsidiaries taken as a whole, the Company, and each Subsidiary, has good and marketable title in fee simple (or its equivalent under applicable law) to all the real Property, and has good title to all the other Property, it purports to own, including that reflected in the most recent balance sheet referred to in Section 2.4 (except as sold or otherwise disposed of in the ordinary course of business), free from Liens not permitted by Section 7.6(a).

2.8 Patents and Trademarks.

                  The Company, and each Subsidiary, owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any conflict with the rights of others known by Senior Management.

2.9 Sale is Legal and Authorized.

                  The sale of the Notes by the Company and compliance by the Company and each Subsidiary with all of the provisions of this Agreement and of the Notes:

                  (a) have been duly authorized and are within the corporate powers of the Company and each Subsidiary; and

                  (b) are legal and will not conflict with, constitute a violation of, or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of, any agreement, charter instrument, by-law or other instrument to which the Company or any Subsidiary is a party or by which any of them or their respective Properties may be bound.

The Company is not a party to any agreement, or subject to any charter or other corporate restriction, which restricts its right or ability to incur Indebtedness, other than this Agreement and the agreements listed on Exhibit C.

2.10 No Defaults.

                  No event has occurred and no condition exists which, upon the issue of the Notes, would constitute a Default or an Event of Default. The Company is not in violation (whether or not temporarily waived) of any term of any charter instrument or by-law and neither the Company nor any Subsidiary is in default under any agreement or other instrument with respect to borrowed money. Neither the Company nor any Subsidiary is in violation of any term of any other agreement or instrument to which it is a party or by which it or any of its Property may be bound which violation, individually or in the aggregate with other violations, will have a materially adverse impact on the longterm business or prospects of the Company or the Company and its Subsidiaries taken as a whole.

2.11 Governmental Consent.

                  Neither the nature of the Company or of any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes or the execution, delivery and performance of this Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the offer, issue, sale or delivery of the Notes.

2.12 Taxes.

                  Consolidated Federal income tax returns for the Company and its Domestic Subsidiaries have been examined by the Internal Revenue Service for all years up to and including the year ended December 31, 1987. The Company and each of its Subsidiaries have filed or caused to be filed all Federal, state and local tax returns which, to the knowledge of Senior Management are required to be filed and have paid or caused to be paid all taxes as shown on such returns or on any assessment received by it or by any of them, to the extent that such taxes have become due, except any such tax or assessment the validity of which is being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as appropriate, has set aside on its books adequate reserves to the extent the Company or any Subsidiary and a nationally recognized independent certified public accountant believes such reserves are necessary. To the extent that the Company in good faith believes is necessary, the Company and its Subsidiaries have set up reserves which are believed by the Company to be adequate for the payment of additional taxes. All assessed deficiencies resulting from examinations by the Internal Revenue Service up to and including the year ended December 31, 1987 have been discharged, reserved against or will not impair the Company's ability to repay the Loans.

2.13 Use of Proceeds.

                  The Company will apply the proceeds from the sale of the Notes to refinance outstanding Indebtedness for borrowed money. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

2.14 Private Offering.

                  Neither the Company nor Chemical Bank (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar Security of the Company) has offered any of the Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the purchasers of the Notes and not more than twenty-five other institutional investors, each of whom was offered all or a portion of the Notes at private sale for investment. The Company agrees that neither the Company nor anyone acting on its behalf will offer the Notes or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

2.15 ERISA.

                  (a) Relationship of Vested Benefits to Pension Plan Assets. The present aggregate value of all benefits vested under all qualified "defined benefit pension plans", as such term is defined in Section 3 of ERISA, maintained by the Company and its Related Persons, or in which employees of the Company or any Related Person are entitled to participate, as from time to time in effect (herein called the "Pension Plans"), did not, as of January 1, 1990, the last annual valuation date, exceed the actuarial or market value of the assets of the Pension Plans allocable to such vested benefits.

                  (b) Prohibited Transactions. Neither the Company or any Related Person nor any of the Pension Plans nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in Section 406 of ERISA, which could subject the Company, any Related Person, any of the Pension Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Pension Plans or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(i) of ERISA.

                  (c) Reportable Events. Since December 31, 1986, neither any of the Pension Plans nor any such trusts have been terminated, nor have there been any "reportable events", as that term is defined in Section 4043 of ERISA, since the effective date of ERISA.

                  (d) Accumulated Funding Deficiency. Neither any of the Pension Plans nor any such trusts have incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA.

SECTION 3. CLOSING CONDITIONS

                  Your obligation to purchase and pay for the Notes to be delivered to you at the closing shall be subject to the following conditions precedent:

3.1 Opinions of Counsel.

                  You shall have received from John E. Besser, Esq., General Counsel of the Company, and Day, Berry & Howard, your special counsel, the closing opinions described in Exhibits D and E.

3.2 Warranties and Representations True as of Closing Date.

                  (a) The warranties and representations contained in Section 2 shall (except as affected by transactions contemplated by this Agreement) be true in all material respects on the Closing Date with the same effect as though made on and as of that date.

                  (b) Neither the Company nor any Subsidiary shall have taken any action or permitted any condition to exist which would have been prohibited by Section 7 if such Section had been binding and effective at all times during the period from December 31, 1990 to and including the Closing Date.

3.3 Compliance with this Agreement.

                  The Company shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company before or at the closing.

3.4 Officers' Certificate.

                  You shall have received a certificate dated the Closing Date and signed by the President or a Vice President and the Treasurer or an Assistant Treasurer of the Company, certifying that the conditions specified in Sections 3.2 and 3.3 have been fulfilled.

3.5 Proceedings Satisfactory.

                  All proceedings taken in connection with the sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or as a basis for your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

3.6 Sales Under Other Agreements.

                  The Company shall have sold or shall simultaneously sell to the Other Purchasers pursuant to the terms and provisions of the Other Agreements (and shall have received or simultaneously receive the purchase price for) the remainder of the $40,000,000 aggregate principal amount of the Notes.

3.7 Private Placement Number.

                  The Company shall have obtained from Standard & Poor's Corporation and provided to you a Private Placement Number for the Notes.

3.8 Legal Investment.

                  Each Note to be purchased by you shall qualify as a legal investment for life insurance companies under the New York Insurance Law and any other law applicable to you (other than under any "basket" or leeway provisions thereof), and the Company shall have delivered to you such officer's certificates or other evidence as you may request to establish compliance with this condition.

SECTION 4. DIRECT PAYMENT

                  The Company agrees that, notwithstanding any provision in this Agreement or the Notes to the contrary, it will pay all sums becoming due to any institutional holder of Notes in the manner provided in Exhibit A or in any other reasonable manner as any institutional holder may designate to the Company in writing (without presentment of or notation on the Notes).

SECTION 5. PREPAYMENTS

5.1 Required Prepayments.

                  (a) In addition to paying the entire remaining principal amount and interest due on the Notes at maturity, the Company will prepay, and there shall become due and payable, $3,076,923.08 principal amount of the Notes on March 16 and September 16 in each year beginning on September 16, 1995 and ending March 16, 2001, inclusive. Each such prepayment shall be at 100% of the principal amount to be prepaid, together with interest accrued thereon to the date of prepayment.

                  (b) The acquisition of any Notes by the Company shall not reduce or otherwise affect its obligation to make any prepayment required by
Section 5.1(a). Upon any exercise by the Company of the prepayment option in
Section 5.2, each remaining scheduled payment of principal shall be reduced on a pro rata basis to reflect such reduction in outstanding principal amount.

5.2 Option to Prepay.

                  The Company may make optional prepayments to prepay the Notes in whole or in part, in multiples of $1,000,000, at any time at a price equal to the greater of (i) the principal amount to be prepaid together with accrued interest on the principal amount so prepaid to the prepayment date, and (ii) the Makewhole Price applicable at such time with respect to the amount of the Notes being prepaid.

5.3 Notice of Optional Prepayment.

                  The Company will give notice of any optional prepayment of the Notes to each holder of the Notes not less than 10 Business Days nor more than 60 days before the date fixed for prepayment, specifying (a) such date, (b) the section of this Agreement under which the prepayment is to be made, (c) the principal amount of the Notes and of such holder's Notes to be prepaid on such date, and (d) the accrued interest applicable to the prepayment, and setting forth a detailed calculation of what the Makewhole Price would be if the Notes were being prepaid on the date of such notice. Notice of prepayment having been so given, the principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest thereon, shall become due and payable on the prepayment date. The Company will provide a supplemental notice by courier or facsimile confirmed by telephone to be received by each holder of the Notes by 2:00 p.m., Hartford, Connecticut time, on the Business Day immediately preceding the date fixed for prepayment which will set forth a detailed calculation of the Makewhole Price.

5.4 Partial Payment Pro Rata.

                  If there is more than one Note outstanding at any time the aggregate principal amount of each required or optional partial payment of the Notes shall be allocated among the outstanding Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes. For the purpose of this Section 5.4 only, any Notes reacquired by the Company shall be deemed to be outstanding.

SECTION 6. REGISTRATION; SUBSTITUTION OF NOTES

6.1 Registration of Notes.

                  The Company will cause to be kept at its office maintained pursuant to Section 7.3, a register for the registration and transfer of the Notes. The names and addresses of the holders of the Notes, the transfer thereof and the names and addresses of the transferees of any of the Notes will be registered in the register. The Person in whose name any Note is registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary.

6.2 Exchange of Notes.

                  Upon surrender of any Note to the Company at its office maintained pursuant to Section 7.3, the Company, upon request, will execute and deliver, at its expense (except as provided below), new Notes in exchange therefor, in denominations of at least $100,000 (except as may be necessary to reflect any principal amount not evenly divisible by $100,000), in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note (a) shall be payable to such Person as the surrendering holder may request, and (b) shall be dated and bear interest from the date to which interest has been paid on the surrendered Note or dated the date of the surrendered Note if no interest has been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any transfer.

6.3 Replacement of Notes.

                  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and,

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided, if the holder of the Note is an institutional investor, its own agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender and cancellation of the Note,

the Company at its expense will execute and deliver a new Note of like tenor, dated and bearing interest from the date to which interest has been paid on the lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has been paid thereon.

SECTION 7. COMPANY BUSINESS COVENANTS

                  The Company covenants that on and after the date of this Agreement until the Notes are paid in full:

7.1 Payment of Taxes and Claims.

                  Except in situations where the failure to pay would not result in a material adverse impact on the Company or the Company and its Subsidiaries taken as a whole, the Company, and each Subsidiary, will pay, before they become delinquent,

                  (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property, and

                  (b) all claims or demands of any kind (including but not limited to those of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its Property, provided that items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings, if and for so long as book reserves reasonably believed by the Company and independent certified public accountants of recognized national standing to be adequate have been established with respect thereto; provided further that notwithstanding the foregoing provisions of this Section 7.1, the Company and each Subsidiary will pay all taxes known by Senior Management to be due and payable no later than fifteen days after the date such taxes are due.

7.2 Maintenance of Properties and Corporate Existence.

                  (a) Except where the failure to do so would not have a material adverse impact on the Company or the Company and its Subsidiaries taken as a whole, the Company, and each Subsidiary, will:

                           (i) Property -- maintain its Property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto;

                           (ii) Insurance -- keep its properties adequately insured at all times, by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage as is customary with companies in the same or similar businesses located or operating in areas with similar geological conditions; maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, in such amounts as the Company or any Subsidiary, as the case may be, shall reasonably deem necessary; and maintain such other insurance as may be required by law;

                           (iii) Financial Records -- keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles, consistently applied; and

                           (iv) Corporate Existence and Rights -- do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises, except as otherwise permitted by Section 7.4, provided, however that the Company may liquidate or sell any Subsidiary if the transaction is permitted by Section 7.4.

                  (b) Except where the failure to do so would not have a material adverse effect on the Company or any Subsidiary, the Company and each Subsidiary will not be in violation of any laws, ordinances, or governmental rules and regulations to which it is subject and will not fail to maintain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business.

7.3 Maintenance of Office.

                  The Company will maintain an office in the State of Connecticut where notices, presentations and demands in respect of this Agreement or the Notes may be made upon it. Such office shall be maintained at 123 Main Street, Bristol, Connecticut 06010 until such time as the Company shall notify the holders of the Notes of a change of location.

7.4 Sale of Assets or Merger.

                  (a) Sale of Assets -- The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, except in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of its Property or assets, now owned or hereafter acquired, if, as a result of such sale, lease, transfer or disposition, the aggregate net book value or fair market value, whichever shall be higher, of all Property and assets sold, leased, transferred or otherwise disposed of by the Company and its Subsidiaries in the then current fiscal year of the Company would exceed an amount equal to 10% of the book value (computed in accordance with GAAP) of all Property and assets of the Company and its Consolidated Subsidiaries at the end of the preceding fiscal year.

                  (b) Consolidation, Merger -- The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, consolidate with or merge into any other corporation, or permit another corporation to merge into it, provided, however, that (i) any Subsidiary of the Company may be merged into the Company or another wholly-owned Subsidiary, (ii) the Company or any Subsidiary of the Company may merge or consolidate with another Person or business, if the Company or such Subsidiary, as the case may be, is the surviving corporation, (iii) the Company or any Subsidiary may consolidate with or merge with another Person or business in a transaction where the Company or Subsidiary is not the surviving entity if (1) the continuing or surviving entity shall assume in writing all of the obligations of the Company under this Agreement and the Notes, (2) the continuing or surviving entity shall not, immediately after such merger or consolidation, be in default of any of the

Company's obligations under this Agreement or the Notes, (3) the continuing or surviving entity shall be a corporation organized under the laws of the United States or any state thereof, and (4) after giving effect to such consolidation or merger, the continuing or surviving entity could incur $1 of additional Indebtedness under Section 7.7.

7.5 Leases.

                  The Company will not, nor will it permit any of its Subsidiaries, directly or indirectly, to incur, create or assume any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease, rental or other arrangement for the use of real or personal Property or both of any other Person unless (a) after giving effect to such lease the aggregate rental obligations of the Company and its Subsidiaries (exclusive of obligations to pay taxes and rental increments attributable to escalator clauses) during any fiscal year shall not exceed an amount equal to 15% of the book value (computed in accordance with GAAP) of all Properties and assets of the Company and its Consolidated Subsidiaries at the end of the preceding fiscal year or (b) such lease was in existence as of the Closing Date and disclosed on
Schedule I hereto.

7.6 Liens and Encumbrances.

                  (a) Negative Pledge. The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any mortgage, pledge, security interest, lien, charge or other encumbrance of any nature whatsoever (including conditional sales or other title retention agreements) on any of its Property or assets, whether owned at the date hereof or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except:

                           (i) liens incurred or pledges and deposits made in connection with workers' compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation;

                           (ii) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

                           (iii) statutory liens of landlords and other liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business;

                           (iv) liens securing the payment of taxes, assessments and governmental charges or levies, either (1) not delinquent, or (2) being contested in good faith by appropriate proceedings;

                           (v) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value of the Property or assets of the Company or such Subsidiary, as the case may be, or impair the use of such Property in the operation of its business;

                           (vi) purchase money liens on real Property or equipment (which are filed against the real Property or equipment within 180 days of purchase) that do not exceed 100% of the fair market value of the related Property; and

                           (vii) other liens, that in the aggregate, do not exceed 15% of the book value (computed in accordance with GAAP) of all Properties and assets of the Company and its Consolidated Subsidiaries at the end of the preceding fiscal year.

                  (b) Equal and Ratable Lien: Equitable Lien. In case any Property is subjected to a Lien in violation of Section 7.6(a), the Company will make or cause to be made provision whereby the Notes will be secured pursuant to documents reasonably satisfactory to the holders of at least 51% in outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Subsidiaries and Affiliates) equally and ratably with all other obligations secured thereby, and in any case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable Lien on such Property securing the Notes. Such violation of Section 7.6(a) shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 7.6(b).

7.7 Indebtedness.

                  The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any Indebtedness other than:

                  (a) Indebtedness incurred by the Company under the Revolving Credit and Term Loan Agreement;

                  (b) Indebtedness incurred by the Company under the Term Loan and Rollover Loan Agreement;

                  (c)      the Notes;

                  (d) Indebtedness of the Company which constitutes extensions, renewals or replacements on substantially the same terms and conditions (and does not increase the amount outstanding) of (a) through (c) above; and

                  (e) additional Indebtedness of the Company and its Subsidiaries;

provided, however, that (i) the total Indebtedness of the Company's Subsidiaries shall not at any time exceed S50 million; (ii) total Indebtedness of the Company's Domestic Subsidiaries shall not at any time exceed $10 million (excluding from the calculation thereof for all purposes except compliance with Section 7.4(b)(4) any pre-existing indebtedness of a newly acquired Domestic Subsidiary for a period not exceeding 30 days after acquisition of such Domestic Subsidiary), and (iii) the aggregate amount of all Indebtedness of the Company and its Subsidiaries at any time outstanding shall not exceed an amount equal to 155% of Consolidated Net Worth at such time.

7.8 Net Worth.

                  The Company will not permit Consolidated Net Worth of the Company and its Subsidiaries at any time to be less than $120 million plus 50% of Consolidated Net Income for each fiscal year beginning after December 31, 1991 (but without deduction for any fiscal year in which Consolidated Net Income is a negative amount), with the annual adjustments to be applicable as of December 31, 1992 and as of the end of each subsequent fiscal year.

7.9 ERISA Compliance.

                  Neither the Company nor any Related Person will at any time permit any Pension Plan maintained by it to:

                           (i) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in Section 406 of ERISA;

                           (ii) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

                           (iii) terminate under circumstances which could result in the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

7.10 Transactions with Affiliates.

                  Neither the Company nor any Subsidiary will enter into any transaction (except transactions which do not in any one calendar year involve in the aggregate an amount in excess of $500,000), including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

7.11 Tax Consolidation.

                  The Company will not file or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

7.12 Acquisition of Notes.

                  Neither the Company nor any Subsidiary nor any Affiliate will, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Subsidiary or Affiliate has offered to acquire Notes, pro rata, from all holders of the Notes and upon the same terms. In case the Company acquires any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

7.13 Lines of Business.

                  Neither the Company nor any Subsidiary will engage in any line of business if as a result thereof the business of the Company and its Subsidiaries taken as a whole would be substantially different from what it was at December 31, 1990 as described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

SECTION 8. INFORMATION AS TO COMPANY

8.1 Financial and Business Information.

                  The Company will deliver to you, if at the time you or your nominee holds any Notes (or if you are obligated to purchase any Notes), and to each other institutional holder of outstanding Notes:

                  (a) Quarterly Statements - within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, two copies of:

                           (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of that quarter, and

                           (ii) consolidated statements of income, retained earnings and cash flows of the Company and its Consolidated Subsidiaries, for that quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with that quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as presenting fairly the financial condition of the companies being reported upon and as having been prepared in accordance with generally accepted accounting principles for interim statements consistently applied;

                  (b) Annual Statements - within 90 days after the end of each fiscal year of the Company, two copies of:

                           (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at the end of that year, and

                           (ii) consolidated statements of income, retained earnings and cash flows of the Company and its Consolidated Subsidiaries, for that year,

                           setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements fairly present the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur), and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and which independent auditors' report shall not identify either (A) any departure from the consistent application of generally accepted accounting principles (except for identified changes in application in which such accountants concur), or (B) any tests of the accounting records or other auditing procedures which were considered necessary in the circumstances and which were not performed;

                  (c) Audit Reports - promptly upon receipt thereof, one copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any material interim or special audit made by them of the books of the Company or any material Subsidiary;

                  (d) SEC and Other Reports - promptly upon their becoming available one copy of each report, notice or proxy statement sent by the Company to stockholders generally, and of each periodic report and any registration statement, filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency;

                  (e) ERISA - as soon as practicable, but in no event later than five days, after a member of Senior Management becoming aware of the occurrence of any

                           (i) "reportable event" as such term is defined in
                           Section 4043 of ERISA, or (ii) "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, or (iii) "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in
                           Section 406 of ERISA, in connection with any Pension Plan or any trust created thereunder, a notice specifying the nature thereof, what action the Company or a Related Person is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

                  (f) Notice of Default or Event of Default - immediately upon becoming aware of the existence of any Default or Event of Default a notice describing its nature and the action the Company is taking with respect thereto;

                  (g) Notice of Claimed Default - immediately upon becoming aware that the holder of any Note or of any Indebtedness or Security of the Company or any Subsidiary has given notice or taken any other action with respect to a claimed Default or Event of Default, a notice specifying the notice given or action taken by such holder, the nature of the claimed Default or Event of Default and the action the Company is taking with respect thereto;

                  (h) Report on Proceedings - The Company and each Subsidiary will give each holder of the Notes (a) notice, promptly, of any action, suit or proceeding at law or in equity or by or before any court or other governmental instrumentality or agency (i) which is not fully covered by insurance without the applicability of any co-insurance provisions or with respect to which insurance coverage is being contested and which has not been bonded and in which either the aggregate specified dollar amount of all claims (either as set forth in the complaint, demand letters or other written communications by or on behalf of the plaintiff or as otherwise determined in good faith by the Company or its counsel) against the Company and its Subsidiaries taken as a whole, exceeds the amount of any applicable insurance coverage by (x) $1,000,000 for any single proceeding or (y) $5,000,000 in the aggregate during any fiscal year of the Company; provided, however, that after giving notice of such claims aggregating at least $5,000,000, notice is only required of subsequent claims made during the same fiscal year which exceed insurance coverage by $500,000 for any single proceeding, or (ii) if the results thereof may have a material adverse effect on the business or condition of the Company or any Subsidiary of the Company, and
                           (b) with respect to any such action, suit or proceeding such documentation as the holder of any Note reasonably requests.

                  (i) Requested Information - with reasonable promptness, such data and information as from time to time may be reasonably requested.

8.2 Officers' Certificates.

                  Each set of financial statements delivered pursuant to Section 8.1(a) or 8.1(b) will be accompanied by a certificate of the President or a Vice President and the Treasurer or an Assistant Treasurer of the Company setting forth:

                  (a) Covenant Compliance - the information required in order to establish compliance with the requirements of Section 7 during the period covered by the income statements being furnished; and

                  (b) Event of Default - that the signers have reviewed the relevant terms of this Agreement and have made, or caused to be made, under their supervision, a review of the transactions and condition of the Company and its Subsidiaries from the beginning of the period covered by the income statements being furnished and that the review has not disclosed the existence during such period of any Default or Event of Default or, if any such Default or Event of Default existed or exists, describing its nature and the action the Company has taken with respect thereto.

8.3 Accountants' Certificates.

                  Each set of annual financial statements delivered pursuant to
Section 8.1(b) will be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and whether, in making the examination necessary for their certification of such statements, they have become aware of any Default or Event of Default, and, if any Default or Event of Default then exists, describing its nature.

8.4 Inspection.

                  The Company will permit your representatives, while you or your nominee holds any Note, or the representatives of any other institutional holder of the Notes, at your or such holder's expense, to visit and inspect any of the Properties of the Company or any Subsidiary, to examine and make copies and abstracts of all their books of account, records, and other papers, and to discuss their respective affairs, finances and accounts with their respective officers, employees designated by said officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and its Subsidiaries) all at reasonable times, upon notice to a member of Senior Management (unless there shall exist a Default or an Event of Default), and as often as may be reasonably requested. Any visit or inspection made pursuant to this Section 8.4 shall be at the expense of the holder requesting the same unless, at the time of such visit or inspection, there shall exist a Default or Event of Default, in which event the Company shall bear the cost thereof.

SECTION 9. EVENTS OF DEFAULT.

9.1 Nature of Events.

                An "Event of Default" shall exist if any of the following occurs and is continuing:

                  (a) Principal Payments - failure to pay principal on any Note on or before the date such payment is due;

                  (b) Interest Payments - failure to pay interest on any Note on or before the fifth Business Day following the date such payment is due;

                  (c) Other Defaults - failure to comply with any other provision of this Agreement, which continues for more than 30 days after it first becomes known to any member of Senior Management of the Company;

                  (d) Warranties or Representations - any warranty or representation by or on behalf of the Company contained in this Agreement or in any instrument delivered under or in reference to this Agreement is false or misleading in any material respect;

                  (e) Default on Other Indebtedness - a default or defaults shall have occurred under any other

                           Indebtedness or Securities of the Company having a principal or face amount, individually or in the aggregate, in excess of $5,000,000; or any event shall occur or any condition shall exist, the effect of which is to cause (or permit any holder of such Indebtedness or Securities having a principal or face amount, individually or in the aggregate, in excess of $5,000,000, or a trustee to cause) such Indebtedness or Security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment;

                  (f) Involuntary Bankruptcy Proceedings - a custodian receiver, liquidator or trustee of the Company or of any of its Property, is appointed or takes possession and such appointment or possession remains in effect for more than 30 days; or the Company is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company; or any of the Property of the Company is sequestered by court order and the order remains in effect for more than 30 days; or a petition is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after filing;

                  (g) Voluntary Petitions - the Company files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law;

                  (h) Assignments for Benefit of Creditors, etc. - the Company makes an assignment for the benefit of its creditors, or generally fails to pay its debts as they become due, or consents to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of the Company or of all or any part of the Property of the Company; or

                  (i) Undischarged Final Judgments - final judgment or judgments which are not subject to appeal for the payment of money aggregating in excess of

                           $5,000,000 is or are outstanding against one or more of the Company and its Subsidiaries and any one of such Judgments (x) has not been stayed or paid on the date it is finally due and payable or (y) has resulted in the attachment of a Lien on any Property of the Company or any Subsidiary.

9.2 Default Remedies.

                  (a) If an Event of Default described in Section 9.1(f) or 9.1(g) occurs, the entire outstanding principal amount of the Notes shall automatically become due and payable, without the taking of any action on the part of any holder of the Notes or any other Person and without the giving of any notice with respect thereto. If an Event of Default described in Section 9.1(a) or 9.1(b) exists, any holder of Notes may, at its option, exercise any right, power or remedy permitted by law, including but not limited to the right by notice to the Company to declare the Notes held by such holder to be immediately due and payable. If any other Event of Default exists, the holder or holders of at least 51% in outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Subsidiaries and Affiliates) may exercise any right, power or remedy permitted by law, including but not limited to the right by notice to the Company to declare all the outstanding Notes immediately due and payable. Upon any such acceleration the principal of the Notes declared due or automatically becoming due shall be immediately payable together with all interest accrued thereon without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company will immediately pay the greater of (x) the principal of and interest accrued on such Notes and (y) the Makewhole Price applicable at such time to such Notes; provided that the Makewhole Price shall not be applicable upon any such declaration if the only Event of Default existing at such time is the Event of Default described in Section 9.1(f).

                  (b) No course of dealing or delay or failure on the part of any holder of the Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company will pay or reimburse the holders of the Notes, to the extent permitted by law, for all costs and expenses, including but not limited to reasonable attorneys' fees, incurred by them in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

9.3 Annulment of Acceleration of Notes.

                  If a declaration is made pursuant to Section 9.2(a), the holders of at least 51% of the outstanding principal amount of the Notes may annul such declaration and the consequences thereof if no judgment or decree has been entered for the payment of any monies due pursuant to such declaration and if all sums payable under the Notes and this Agreement (except principal, interest or premium which has become due solely by reason of such declaration) have been duly paid. No such annulment shall extend to or waive any subsequent Default or Event of Default.

SECTION 10. INTERPRETATION OF THIS AGREEMENT

10.1 Terms Defined.

                  As used in this Agreement (including Exhibits), the following terms have the respective meanings set forth below or in the Section indicated:

                  Affiliate - a Person other than a Subsidiary (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Company, (2) which owns 5% or more of the Voting Stock of the Company or (3) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is owned by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  Business Day - any day other than a Saturday, Sunday or a national, Connecticut or New York holiday.

                  Capitalized Lease - any lease which is shown or is required to be shown in accordance with GAAP as a liability on a balance sheet of the lessee thereunder.

                  Closing Date - Section 1.2

                  Consolidated Net Income - the consolidated net income of the Company and its Subsidiaries for any period as determined in accordance with GAAP.

                  Consolidated Net Worth - shall mean the assets of the Company and its Subsidiaries less the liabilities of the Company and its Subsidiaries, each as shown on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, plus any negative (less any positive) foreign currency translation adjustments shown in the equity section of such a consolidated balance sheet pursuant to FAS 52, plus any amount shown on such a consolidated balance sheet in the equity contra account arising from the Guaranty.

                  Consolidated Subsidiary - shall mean any Subsidiary the accounts of which shall at the time in question be consolidated with the Company.

                  Default - an event or condition which will, with the lapse of time or the giving of notice or both, become an Event of Default.

                  Domestic Subsidiary - shall mean a Subsidiary incorporated in the United States.

                  ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  Event of Default - Section 9.1

                  GAAP - means generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors; provided, however, that such principles shall be applied without giving effect to FAS 106.

                  Guaranty - means the Company's obligations as guarantor under a certain Guaranty Agreement, effective as of July 28, 1989, from the Company to The Connecticut National Bank and National Bank of Detroit.

                  Indebtedness - with respect to any Person, means, without duplication, (a) all debt arising from borrowed money and similar monetary obligations, whether direct or indirect; (b) all indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on Property owned by the Company or any Subsidiary or acquired by the Company or any Subsidiary subject thereto, whether or not the Indebtedness secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations, in respect of Indebtedness of others, including
(x) any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise and (y) any obligation of any partnership in which the Company or any Subsidiary is a general partner; and (d) the obligations to reimburse the issuer in respect of any letters of credit. Indebtedness shall not include the indebtedness of (i) a Subsidiary of the Company to the Company or to another Subsidiary of the Company, or (ii) the Company to a Subsidiary of the

Company; provided, however, that in the case of debt of a Subsidiary not wholly owned by the Company and/or another Subsidiary, Indebtedness shall include a percentage of such indebtedness equal to the percentage of the total minority ownership.

                  Lien - any mortgage, lien, charge, security interest or other encumbrance of any kind upon any Property or assets of any character, or upon the income or profits therefrom, any conditional sale or other title retention agreement, device or arrangement (including Capitalized Leases), or any sale assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

                  Makewhole Price - with respect to full or partial optional prepayments of the Notes pursuant to Section 5.2 or repayment of Notes which have become or been declared immediately due and payable pursuant to Section 9.2, the present value of all scheduled payments of principal and interest in respect of the Notes (or portions thereof being prepaid) which, but for such optional prepayment or required repayment, would be required to be made following the date of the proposed prepayment or the date on which such Notes became or are declared due and payable, determined by discounting (on a semi-annual basis), at a rate which is equal to the Treasury Constant Yield at such time plus .50%, the amount of each such payment (or portion thereof) from the date such payment would be required to be made to the prepayment or repayment date.

                  Notes - Section 1.1.

                  Other Agreements - Section 1.6.

                  Other Purchasers - Section 1.6.

                  Pension Plans - Section 2.15(a).

                  Person - shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  Related Person - any Person (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or of Section 4001(b) of ERISA.

                  Revolving Credit and Term Loan Agreement - means the $100,000,000 Revolving Credit and Term Loan Agreement dated as of December 15, 1988 among the Company, The Connecticut Bank and Trust Company, N.A., as Agent, and the banks signatory thereto.

                  Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

                  Senior Management - shall mean any of the following officers of the Company: President, any Group Vice President, Chief Financial Officer, Treasurer or General Counsel.

                  Subsidiary - of a Person shall mean any corporation, association or other business entity of which more than 50% of the outstanding stock having by its terms ordinary voting power to elect a majority of the board of directors of such corporation, or other business entity (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by such Person.

                  Term Loan and Rollover Loan Agreement - means the Term Loan Agreement dated October 17, 1986 between the Company and Mellon Bank, N.A.

                  Treasury Constant Yield - at any time with respect to any optional prepayment of the Notes pursuant to Section 5.2 or repayment of Notes which have been declared or become immediately due and payable pursuant to
Section 9.2, means the yield to maturity at such time of United States Treasury obligations with a remaining life to maturity (as compiled by and published in the most recently published issue of the United States Federal Reserve Bulletin or its successor publication) most nearly equal to the Weighted Average Life to Maturity of the Notes (or portions thereof) to be prepaid or repaid at the time. If there are United States Treasury obligations listed in such publication with a remaining life to maturity equal to the Weighted Average Life to Maturity of the Notes (or portions thereof), then the yield on such Treasury obligations shall be the Treasury Constant Yield. If no such Treasury obligation exists, then the Treasury obligation with the remaining life to maturity closest to and greater than the Weighted Average Life to Maturity of the Notes (or portions thereof) to be prepaid or repaid shall be used, along with the Treasury obligation with a remaining life to maturity closest to and less than the Weighted Average Life to Maturity of such Notes being prepaid or repaid

(or portions thereof) in order to calculate the Treasury Constant Yield. In this event these two Treasury obligations will be examined together and the Treasury Constant Yield will be calculated through interpolation of the yields on such Treasury obligations.

                  Weighted Average Life to Maturity - of the Notes or any portion thereof, at the time of the determination thereof, means the number of years obtained by dividing the then Remaining Dollar-years of such Notes or portion thereof by the then outstanding principal amount of such Notes or portion thereof. The term "Remaining Dollar-years" of any indebtedness for borrowed money means the amount obtained by (1) multiplying (A) the amount of each then remaining required repayment or redemption (including repayment or redemption at final maturity) by (B) the number of years (calculated at the nearest one-twelfth) which will elapse between the date as of which the calculation is made and the date that such required repayment is due and (2) totaling all the products obtained in (1).

10.2 Accounting Principles.

                  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made under this Agreement, this shall be done in accordance with GAAP.

10.3 Directly or Indirectly.

                  Where any provision in this Agreement refers to any action which a Person is prohibited from taking, the provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner and all liabilities of such partnerships shall be considered liabilities of such Person for purposes of this Agreement.

10.4 Governing Law.

                  This Agreement and the Notes shall be governed by and construed in accordance with Connecticut law.

SECTION 11. MISCELLANEOUS

11.1 Notices.

         (a) All notices or other communications under this Agreement or the Notes shall be in writing and shall be mailed by first class mail, postage prepaid,

(i) if to you, in the manner provided in Exhibit A to this Agreement, or in any other manner as you may have advised the Company in writing, or

(ii) if to the Company, at its address shown at the beginning of this Agreement, or at such other address as it may have furnished in writing to you and all other holders of the Notes.

         (b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

11.2 Reproduction of Documents.

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall, to the extent permitted by applicable law, be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.3 Survival.

         All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it or on its behalf pursuant to the terms of this Agreement shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

11.4 Successors and Assigns.

                This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, except that the Company's right to require you to purchase the Notes in accordance with Section 1.2 shall be personal to the Company and shall not be assignable or transferable to any other Person (including successors at law) whether voluntarily or involuntarily. The provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of the Notes, and shall be enforceable by any holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

11.5 Amendment and Waiver.

                This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the holders of at least 66-2/3% of the outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Subsidiaries and Affiliates); provided that no such amendment or waiver of any of the provisions of Sections 1 through 4 shall be effective as to you unless consented to by you in writing; and provided further, that no such amendment or waiver shall, without the written consent of the holders of all the outstanding Notes, (i) subject to Section 9.3, change the amount or time of any prepayment or payment of principal or premium or the rate or time of payment of interest, (ii) amend
Section 9, or (iii) amend this Section 11.5. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this Section
11.5 shall be delivered by the Company to each holder of outstanding Notes promptly following the date on which the same shall become effective. No such amendment or waiver shall extend to or affect any provision or obligation not expressly amended or waived.

11.6 Duplicate Originals.

                Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

                If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms.

                                                 Very truly yours,

                                                 BARNES GROUP INC.

                                                 By /s/ A. S. Wells
                                                    ----------------------------
Accepted:

THE TRAVELERS INSURANCE COMPANY

By /s/ Robert M. Mills
   ---------------------------------
Title: Assistant Investment Officer

                                                                       EXHIBIT A
                                                                     PAGE 1 of 6

         This Exhibit to the foregoing Agreement sets forth registration, money transfer and notice instructions for each purchaser.

Purchaser                     Registration                  Principal Amount
---------                     ------------                  ----------------

The Travelers Insurance         TRAL & CO.                     $20,500,000
    Company

In the case of all payments on account of the Notes in accordance with Section 4.1, by:



         (a)      crediting (in the form of federal funds bank wire transfer):

                          The Travelers Insurance Company -
                            Consolidated Private Placement
                            Account No. 910-2-587434
                          The Chase Manhattan Bank, N.A.
                          One Chase Manhattan Plaza
                          New York, New York 10081
                          ABA No. 021000021

                  and

         (b) providing sufficient information with such wire transfer to identify the source and application of such funds including the Company's name, the maturity date of the Notes, the applicable interest rate and identification of the amounts to be applied to the payment of principal, premium and interest, respectively;

         with a notice of any such payment (and all other notices
                     in respect of payment) to:

                  The Travelers Insurance Company
                  One Tower Square
                  Hartford, Connecticut 06183-2030
                  Attn: Securities Department - Cashier, 6 PB

         In the case of all other communications:

                 The Travelers Insurance Company
                 One Tower Square
                 Hartford, Connecticut 06115
                 Attn: Securities Department - Capital Finance
                       Division, 9 PB

                                                                       EXHIBIT A
                                                                     PAGE 2 of 6


Purchaser                     Registration                  Principal Amount
---------                     ------------                  ----------------

The Travelers Indemnity        DUBY & CO.                   $4,000,000
    Company

In the case of all payments on account of the Notes in
               accordance with Section 4.1, by:


         (a)      crediting (in the form of federal funds bank wire transfer):

                  The Travelers Insurance Company -
                     Consolidated Private Placement
                     Account No. 910-2-587434
                  The Chase Manhattan Bank, N.A.
                  One Chase Manhattan Plaza
                  New York, New York 10081
                  ABA No. 021000021

          and

         (b) providing sufficient information with such wire transfer to identify the source and application of such funds including the Company's name, the maturity date of the Notes, the applicable interest rate and identification of the amounts to be applied to the payment of principal, premium and interest, respectively;

         with a notice of any such payment (and all other notices in respect of payment) to:

                  The Travelers Indemnity Company
                  One Tower Square
                  Hartford, Connecticut 06183-2030
                  Attn: Securities Department - Cashier, 6 PB

In the case of all other communications:

                  The Travelers Indemnity Company
                  One Tower Square
                  Hartford, Connecticut 06115
                  Attn: Securities Department - Capital Finance
                        Division, 9 PB

                                                                       EXHIBIT A
                                                                     PAGE 3 of 6

Purchaser                     Registration             Principal Amount
---------                     ------------             ----------------
The Travelers Indemnity        EFAM & CO.                 $500,000
  Company of Rhode Island

In the case of all payments on account of the Notes in accordance with Section
                  4.1, by:

         (a)      crediting (in the form of federal funds bank wire transfer):

                  The Travelers Insurance Company -
                    Consolidated Private Placement
                    Account No. 910-2-587434
                  The Chase Manhattan Bank, N.A.
                  One Chase Manhattan Plaza
                  New York, New York 10081
                  ABA No. 021000021

                  and

         (b) providing sufficient information with such wire transfer to identify the source and application of such funds including the Company's name, the maturity date of the Notes, the applicable interest rate and identification of the amounts to be applied to the payment of principal, premium and interest, respectively;

        with a notice of any such payment (and all other notices in respect of payment) to:

                  The Travelers Indemnity Company of Rhode Island
                  One Tower Square
                  Hartford, Connecticut 06183-2030
                  Attn: Securities Department - Cashier, 6 PB

In the case of all other communications:

                  The Travelers Indemnity Company of Rhode Island
                  One Tower Square
                  Hartford, Connecticut 06115
                  Attn: Securities Department - Capital Finance
                        Division, 9 PB

                                                                       EXHIBIT A
                                                                     PAGE 4 of 6

Purchaser               Registration              Principal Amount
---------               ------------              ----------------
Allstate Life           Allstate Life
  Insurance Company        Insurance Company          $5,000,000

        In the case of all payments on account of the
                    Notes in accordance with Section 4.1, by:

         (a)      crediting (in the form of federal funds bank wire transfer):

                  Allstate Life Insurance Company -
                       Custody Account No. 23-80524
                  Harris Trust and Savings Bank (ABA No. 0710-0028-8) Chicago, IL 60690
                     Attention: Trust Collection Department - 5C
                  and

         (b) providing sufficient information with such wire transfer to identify the source and application of such funds including the Company's name, the private placement number, the maturity date of the Notes, the applicable interest rate and identification of the amounts to be applied to the payment of principal, premium and interest, respectively;

         with a notice of any such payment (and all other notices in respect of payment) to:

                  Allstate Life Insurance Company
                  Allstate Plaza West
                  Northbrook, IL 60062
                    Attention: Investment Department --
                    Private Placements Division J2A

         (c)      deliver securities to:

                  Harris Trust and Savings Bank
                  111 West Monroe Street
                  Master Trust Department, 5W
                  Chicago, IL 60690
                       Attention: Timothy Cummins
                  for Allstate Life Insurance Company
                  Custody Account No. 23-80524

         In the case of all other communications:

                  Allstate Life Insurance Company
                  Allstate Plaza West
                  Northbrook, IL 60062
                    Attention: Investment Department --
                    Private Placements Division J2A

                                                                       EXHIBIT A
                                                                     PAGE 5 of 6

Purchaser                Registration                       Principal Amount
---------                ------------                       ----------------

Allstate Life            Allstate Life
    Insurance Company        Insurance Company                   $5,000,000

In the case of all payments on account of the Notes in
                        accordance with Section 4.1, by:

         (a)      crediting (in the form of federal funds bank wire transfer):
                  Allstate Life Insurance Company -
                         Custody Account No. 23-83531
                  Harris Trust and Savings Bank (ABA No. 0710-0028-8)
                  Chicago, IL 60690

                         Attention: Trust Collection Department - 5C
                  and

         (b) providing sufficient information with such wire transfer to identify the source and application of such funds including the Company's name, the private placement number, the maturity date of the Notes, the applicable interest rate and identification of the amounts to be applied to the payment of principal, premium and interest, respectively;

         with a notice of any such payment (and all other notices
                           in respect of payment) to:

                  Allstate Life Insurance Company
                  Allstate Plaza West
                  Northbrook, IL 60062
                       Attention: Investment Department --
                       Private Placements Division J2A

         (c)      deliver securities to:

                  Harris Trust and Savings Bank
                  111 West Monroe Street
                  Master Trust Department, 5W
                  Chicago, IL 60690
                         Attention: Timothy Cummins
                  for Allstate Life Insurance Company
                  Custody Account No. 23-83531

In the case of all other communications:

                  Allstate Life Insurance Company
                  Allstate Plaza West
                  Northbrook, IL 60062
                            Attention: Investment Department --
                            Private Placements Division J2A

                                                                       EXHIBIT A
                                                                     PAGE 6 of 6

Purchaser                      Registration                     Principal Amount
---------                      ------------                     ----------------

Aid Association                Aid Association                    $5,000,000
  for Lutherans                  for Lutherans



In the case of all payments on account of the Notes in accordance with Section 4.1, by:




         (a)      crediting (in the form of federal funds bank wire transfer):

                  Aid Association for Lutherans
                  Account No. 164-096-0
                  Harris Trust and Savings Bank
                  111 West Monroe Street
                  Chicago, IL 60690
                  ABA No. 071 000 288

                  and

         (b) providing sufficient information with such wire transfer to identify the source and application of such funds including the Company's name, the maturity date of the Notes, the applicable interest rate and identification of the amounts to be applied to the payment of principal, premium and interest, respectively;

        with a notice of any such payment (and all other notices in respect of payment) to:

                  Aid Association for Lutherans
                  4321 North Ballard Road
                  Appleton, WI 54919
                       Attention: Investment Accounting

In the case of all other communications:

                  Aid Association for Lutherans
                  4321 North Ballard Road
                  Appleton, WI 54919
                       Attention: Investment Department

                                                                       EXHIBIT B

                               BARNES GROUP INC.

                    9.47% Senior Note due September 16, 2001

$                                                          Hartford, Connecticut

                                                                            , 19

                Barnes Group Inc. (the "Company"), a Delaware corporation, for value received, hereby promises to pay to or registered assigns the principal sum of ______ Dollars ($______) on September 16, 2001; and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance hereof from the date of this Note at the rate of 9.47% per annum, semi-annually on the sixteenth day of March and the sixteenth day of September in each year, commencing with the payment date next succeeding the date hereof, until the principal amount hereof shall become due and payable; and to pay on demand interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at a fluctuating rate per annum, to be adjusted daily, equal to the greater of (a) the rate announced publicly by Citibank, N.A. in New York, New York from time to time as its prime rate and (b) 11.47% per annum (but in no event higher than the maximum rate permitted by law).

                Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Company in writing.

                This Note is one of an issue of Senior Notes of the Company issued in an aggregate principal amount limited to $40,000,000 pursuant to the Company's Note Agreements with The Travelers Insurance Company, The Travelers Indemnity Company, The Travelers Indemnity Company of Rhode Island, Allstate Life Insurance Company and Aid Association for Lutherans, respectively dated as of September 16, 1991, and is entitled to the benefits thereof. As provided in such Agreements, this Note is subject to prepayment, in whole or in part, in certain cases without premium and in other cases with a premium as specified in said Agreements. The Company agrees to make required prepayments on account of said Notes in accordance with the provisions of said Agreements.

                This Note is a registered Note and is transferable only by surrender thereof at the principal office of the Company in Bristol, Connecticut, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or his attorney duly authorized in writing.

                Under certain circumstances, as specified in said Agreement, the principal of this Note may be declared due and payable in the manner and with the effect provided in said Agreements.

                This Note and said Agreements are governed by and construed in accordance with Connecticut law.


                                                  BARNES GROUP INC.

(Corporate Seal)



                                                By__________________

                                                                       EXHIBIT C


 I. THE COMPANY'S ACTIVE SUBSIDIARIES, EACH OF WHICH HAS ONLY A SINGLE CLASS OF STOCK OUTSTANDING, ARE AS FOLLOWS:

                                                                            Percentage of Voting
                                                                            Stock* Owned by Company
                                           Jurisdiction of                      and each other
 Name of Subsidiary                        Incorporation                        Subsidiary**
 ------------------                        -------------                    -----------------------
 Associated Spring-                        Singapore                                  100%
     Asia PTE. LTD.
 Associated Spring                         United Kingdom                             Note 1
     SPEC Limited
 Autoliaisons France                       France                                     100%
      S.A.
 Barnes Group Canada                       Canada                                     100%
      Inc.
 Motalink Limited                          United Kingdom                             100%
 Resortes Industriales                     Mexico                                     100%
      del Norte, S.A.
 Resortes Mecanicos,                       Mexico                                     100%
     S.A.
 Stumpp & Scheule                          Brazil                                     100%
      Distribuidora Ltda.
 Stumpp & Scheule do                       Brazil                                     100%
     Brasil Industria e
     Comercio Limitada
Windsor Airmotive Asia                     Singapore                                  Note 2
     PTD. LTD.


 Note 1 - Associated Spring SPEC Limited is wholly owned by Motalink Limited.

 Note 2 - Windsor Airmotive Asia PET. LTD. is wholly owned by Barnes Group Canada Inc.

  *Other than directors' qualifying shares.
 **If Subsidiary, specify name and extent of ownership.

                                      -2-
II.  AFFILIATES





         The Company's Affiliates, other than Subsidiaries, are as follows:


                                 Jurisdiction of        Nature and Extent
  Name of Affiliate              Incorporation          of Affiliation


 a)  NHK-Associated Spring         Delaware               45% of Voting
     Suspension Components Inc.                           Stock Owned by
                                                          Company

 b) Carlyle F. Barnes                                     Have beneficial
    Wallace Barnes                                        ownership of more than
    Fleet Bank of Connecticut                             5% of the Company's
    State Street Bank & Trust Company                     stock as determined
      (in its capacity as Trustee for the                 under Rule 13d-3 of
      Company's Guaranteed Stock Plan)                    the Securities
                                                          Exchange Act of 1934.

III. DESCRIPTION OF INDEBTEDNESS


               (A) The Indebtedness for borrowed money (including
Financing Leases) of the Company and its Subsidiaries as of June 30, 1991 is as follows:

       Description                                                                                 Amount
       -----------                                                                                 ------

 1)    Term Loan Agreement                         Mellon Bank, N.A.                           $ 20,000,000.00

 2)    Revolving Credit and                        Fleet Bank, N.A.                            $ 50,000,000.00
       Term Loan Agreement                         as agent

 3)    Industrial Revenue                          Comerica Bank, N.A.                         $  7,000,000.00
       Bond, Saline, MI                            Trustee

 4)    Industrial Revenue                          Mellon Bank, N.A.                           $  2,000,000.00
       Bond, Meridian, MS                          Trustee

 5)    Short Term Credit Line                      Various                                     $ 33,000,0O0.00

 6)    Bank Overdraft                              Various                                     $    481,000.00

 7)    Guaranty Agreement                          Mellon Bank, N.A.                           $  2,000,000.00

 8)    Letter of Credit                            Fuji Bank, Ltd.                             $  7,394,000.00

 9)    NASCO Guaranty                              LTCB Trust Co.                              $  3,780,000.00

 10)   NASCO Guaranty                              Tohlease Corp.                              $  3,891,000.00

 11)   NASCO Guaranty                              LTCB Trust Co.                              $  5,930,000.00

 12)   NASCO Guaranty                              LTCB Trust Co.                              $  1,350,000.00

 13)   ESOP Guaranty                               Ct. National Bank                           $ 18,403,000.00
                                                   Nat. Bank Detroit

 14)   Standby L/C                                 Connecticut National                        $  5,694,000.00
       (Insurance)                                 Bank

 15)   Commercial L/C                              Fleet Bank, N.A.                            $    400,000.00

 16)   Company Guaranty                            Various                                     $    100,000.00

 17)   Standby L/C (Gardena)                       Connecticut National                        $    347,000.00
                                                   Bank

 Total Debt: $152,770,000. Total excludes duplication items listed:
#3) Industrial Revenue Bond, Saline, $7,000,000.00.
#7) Guaranty Agreement, Meridian, $2,000,000.00.

                 (B) Agreement Restricting the Company's Ability to Incur Indebtedness

 1.  Term Loan Agreement, Mellon Bank, N.A., dated October 17, 1986;

 2. Revolving Credit and Term Loan Agreement, Fleet Bank N.A., agent, dated December 15, 1988;


 3. Reimbursement Agreement, Fuji Bank Limited, New York Branch, dated February 1, 1986;

 4. Guarantee Agreement, Connecticut National Bank and National Bank of Detroit, dated July 28, 1989;

 5.  Interest Rate Swap Agreement, Fleet Bank, N.A., dated August 28, 1989;

 6.  Interest Rate Swap Agreement, Chemical Bank, N.A., dated September 16,
     1991;

 7.  Interest Rate Exchange Agreement, Mellon Bank, N.A., dated October 17,
     1986;

 8.  Barnes Group Inc. Company Resolution, Barnes Group Inc., dated April 14,
     1990.


IV. LIENS ON PROPERTY

         Liens existing as of September 16, 1991 (other than Liens of the types permitted by clauses (i) through (v) of Section 7.6(a)) on any Property of the Company and its Subsidiaries which has a cost or market value greater than $500,000 are as follows:

 a. Capitalized lease between Barnes Group and City of Meridian, Mississippi, dated as of July 1, 1985.

                                                                       EXHIBIT D
                DESCRIPTION OF COMPANY COUNSEL'S CLOSING OPINION

         The closing opinion of John E. Besser, Esq., Counsel of the Company, which is called for by Section 3.1, shall be dated the Closing Date and addressed to you, shall be satisfactory in form and substance to you, and shall be to the effect that:

                  (1) Organization, Standing, etc. of the Company--the Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite power and authority to issue, sell and deliver the Notes and to carry on its business and own its Property;

                  (2) Organization, Standing, etc. of Subsidiaries--each Subsidiary is a duly incorporated and validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business and own its Property;

                  (3) Authority to Conduct Business--the Company, and each Subsidiary, is duly authorized to conduct its business in each jurisdiction in which it operates and has duly qualified and is in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary or desirable;

                  (4) Agreement, Notes--the Agreement and the Notes being delivered to you at the closing have been duly authorized by all necessary corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Certificate of Incorporation or By-Laws of the Company or otherwise), have been duly executed and delivered by the Company, and are legal, valid and binding obligations of the Company enforceable in accordance with their terms except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles;

                  (5) No Conflict with Charter, By-Laws or Other Agreements--the issue and sale of the Notes and compliance by the Company with the terms of the Notes and the Agreement will not conflict with, or result in any breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the Property of the Company pursuant to the provisions of, the Certificate of Incorporation or By-Laws of the Company, or any agreement or other instrument to which the Company is a party or by which it is bound;

                  (6) Title to Stock of Subsidiaries--the Company is the legal and beneficial owner of all of the shares it purports to own of the capital stock of each Subsidiary, free and clear in each case of any Lien and all such shares have been duly issued and are fully paid and non-assessable;

                  (7) Governmental Consent, etc.--all consents, approvals or authorizations, if any, of any governmental authority required on the part of the Company in connection with the execution and delivery of the Agreement or the offer, issue, sale or delivery of the Notes to you have been duly obtained, and the Company has complied with any applicable provisions of law requiring any designation, declaration, filing, registration or qualification with any governmental authority in connection with such offer, issue, sale or delivery;

                  (8) Margin Requirements--none of the transactions contemplated in the Agreement (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II; and

                  (9) Exempted Offering--the issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement are exempted transactions under the registration provisions of the Securities Act of 1933, as amended, and do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or qualification of an indenture under the Trust Indenture Act of 1939.

                  (10) Litigation--there is no action, suit or proceeding at law or in equity or any investigation pending, or to the best knowledge of such counsel threatened, against or affecting the Company or any Subsidiary in or before any court, governmental authority or agency or arbitration board or tribunal which, individually or in the aggregate will have a material adverse impact on the longterm financial condition or prospects of the Company and its Subsidiaries, or the ability of the Company to perform the Agreement.

         Such opinion shall also cover such other matters incident to the transactions contemplated hereby as you or your special counsel may reasonably request.

                                                                       EXHIBIT E

                DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION

                The closing opinion of Day, Berry & Howard, special counsel for you, which is called for by Section 3.1 of the Agreement, shall be dated the Closing Date and addressed to you, shall be satisfactory in form and substance to you, and shall cover the matters referred to in paragraphs 1 (as to incorporation and good standing only), and 4, 5 (as to Certificate of Incorporation and By-Laws only), 7, 8 and 9 of Exhibit D. Such opinion shall also state that based on such due investigation and inquiry as deemed relevant and appropriate, the closing opinion of Company counsel delivered pursuant to
Section 3.1 is satisfactory in scope and form to special counsel and that in their opinion you are justified in relying thereon, and shall cover such other matters relating to the sale of the Notes as you may reasonably request.

                                                                       EXHIBIT F


                    CERTAIN DOCUMENTS FURNISHED TO PURCHASERS


 1. Estimated Operation By Business Segment for Three Months and Six Months Ended June 30, 1990 and June 30, 1991 dated September 13, 1991.


               Segment sales are accurate in all material respects. Numerous adjustments to interim operating income data by business segments are made at year-end. The data set forth in the above document reflects reasonable estimates of operating income by segments for the periods shown.

 2. The Investment Policy - Surplus Cash accurately states said policy as of the date of the Agreement.


 3. The List of certain competitors and customers of Bowman Distribution was prepared in February, 1991 and furnished to the Company's directors as part of a briefing book prepared for the Annual Meeting of Stockholders in April, 1991.


 4. The document reflecting 1990 sales distribution of the Aerospace Components Group is, taken as a whole, reasonably accurate in all material respects.


 5. Sales and Operating Income by Segment 1981-1991. The data for the years 1981-1990 are taken from the Company's Annual Report. See discussion in item 1 above relating to the date for the first six months of 1991. In addition, the numbers referenced in item 1 should be substituted for those shown on this document.